Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

XTI Aerospace, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share(4)	457(o)	-	-	$23,000,000	0.00015310	$3,521.30
Fees to Be Paid	Equity	Pre-funded warrants(4)(5)	457(g)	-	-	Included above	-	-
Fees to Be Paid	Equity	Shares of common stock issuable upon exercise of pre-funded warrants(4)	457(o)	-	-	Included above	-	-
Fees to Be Paid	Equity	Representative’s Warrants(5)	457(g)	-	-	-	-	-
Fees to Be Paid	Equity	Shares of common stock issuable upon exercise of Representative’s Warrants(6)	457(o)	-	-	$1,437,500.00	0.00015310	$220.08
	Total Offering Amounts					$24,437,500.00		3,741.38
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,741.38

(1)	Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	Includes the price of additional shares of common stock and/or additional pre-funded warrants that may be issued upon exercise of the option granted to the underwriters to cover over-allotments, if any.

(4)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock, and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $23,000,000.

(5)	No fee pursuant to Rule 457(g) of the Securities Act.

(6)	The registrant has agreed to issue upon the closing of this offering, warrants (the “Representative’s Warrants”) to the representative of the underwriters entitling it to purchase up to 5% of the number of shares of common stock and pre-funded warrants sold in this offering. The exercise price of the Representative’s Warrants is equal to 125% of the public offering price of the securities offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $1,437,500.00, which is equal to 125% of 1,150,000.00 (5% of $23,000,000).